ASSET PURCHASE AGREEMENT between Clicks and Traffic LLC and Wag Labs, Inc. dated as of December 16, 2022 “ Doc ID: 44e0d9fa83419719fbe292b4cf447138266eaef5b 12544ce29f1d40 7 341c b807a3a676f380be

    2 ASSET PURCHASE AGREEMENT This Asset Purchase Agreement (this "Agreement") dated as of December 16, 2022, is entered into between Clicks and Traffic LLC, a Florida limited liability company ("Seller") and Wag Labs, Inc., a Delaware corporation ("Buyer"). RECITALS WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase from Seller, the rights of Seller to the Purchased Assets (as defined herein), subject to the terms and conditions set forth herein; NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows: ARTICLE I PURCHASE AND SALE Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in the assets including but not limited to the assets set forth on the disclosure schedules and all assets that relate to, or are used or help for use in connection with the business ("Disclosure Schedules") attached hereto (the "Purchased Assets"), free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance ("Encumbrance") and including, without limitation the following: (a) all contracts, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral, including Intellectual Property Agreements, set forth on the Disclosure Schedules (the "Assigned Contracts"); (b) all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from governmental authorities which are held by Seller and required for the conduct of the business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on the Disclosure Schedules; (c) all of Seller's rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets; (d) all insurance benefits, including rights and proceeds, arising from or relating to the business or the Purchased Assets; and (e) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and Doc ID: 44e0d9fa83419719fbe292b4cf447138266eaef5b 12544ce29f1d40 7 341c b807a3a676f380be

    3 accounting records, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any governmental authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Purchased IP. Seller shall use best faith efforts to assist Buyer with respect to the transfer of such Purchased Assets as reasonably requested by Buyer, from time to time. For the avoidance of doubt, any assets not set forth above, shall be mutually agreed upon between the Buyer and Seller, in good faith. Section 1.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the assets specified as excluded and set forth on the Disclosure Schedules (the "Excluded Assets"). Section 1.03 No Liabilities. Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created. Section 1.04 Purchase Price. The aggregate purchase price for the Purchased Assets shall be $9,000,000 (the "Purchase Price"). The Buyer shall pay the Purchase Price minus the amount of the Indemnification Holdback to Seller on the Closing Date in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in the Disclosure Schedules. An amount in cash equal to $900,000 (the “Holdback Amount”) shall be retained by the Buyer for a period of 12 months following the Closing Date (the “Holdback Period”) as security for any of Seller’s obligations pursuant to Section 6.02. Upon termination of the Holdback Period, any remaining Holdback Amount shall be transferred to the Seller on the following business day. For the avoidance of doubt, any amounts received by Buyer within 120 days after the Closing Date after the Closing Date that relates to revenues earned by Seller with respect to the Purchased Assets prior to the Closing Date, will be paid to Seller within 15 days after the respective calendar month close (such amount to be set-off against any amounts to be paid to Buyer after the Closing Date). Section 1.05 Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting). Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation. Section 1.06 Tax Obligations. Buyer shall be entitled to deduct from the Purchase Price all taxes that Buyer is obligated to deduct under any applicable tax law. All such amounts shall be treated as delivered to Seller hereunder. Doc ID: 44e0d9fa83419719fbe292b4cf447138266eaef5b 12544ce29f1d40 7 341c b807a3a676f380be

    4 ARTICLE II CLOSING Section 2.01 Closing. The Closing Date shall occur subsequently to the execution of this Agreement (the “Signing Date”) remotely by exchange of documents and signatures (or their electronic counterparts). Upon the date on which the conditions set forth below are met, the consummation of the transactions contemplated by this Agreement shall be deemed to occur (the “Closing Date”. The Buyer and Seller shall use all reasonable efforts to have the Closing Date occur on or around January 3, 2023. Section 2.02 Conditions Precedent. (a) Seller shall deliver to Buyer the following: (i) a bill of sale in form and substance satisfactory to Buyer (the “Bill of Sale”) and duly executed by Seller, transferring the Purchased Assets to Buyer; (ii) an assignment and assumption agreement in form and substance satisfactory to Buyer (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assigned Contracts; (iii) assignments in form and substance satisfactory to Buyer (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the trademark registrations and applications, patents and patent applications, registered and unregistered copyright and copyright applications and domain name registrations included in the Purchased IP (as defined herein) to Buyer; (iv) copies of all consents, approvals, waivers and authorizations referred to in the Disclosure Schedules to be delivered by Seller; (v) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code duly executed by Seller; (vi) tax clearance certificates from the taxing authorities in the jurisdictions that impose taxes on Seller or where Seller has a duty to file tax returns in connection with the transactions contemplated by this Agreement and evidence of the payment in full or other satisfaction of any taxes owed by Seller in those jurisdictions; (vii) a certificate of the Secretary of Seller certifying as to (A) the resolutions of the board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (B) the names and signatures of the officers Doc ID: 44e0d9fa83419719fbe292b4cf447138266eaef5b 12544ce29f1d40 7 341c b807a3a676f380be

    5 of Seller authorized to sign this Agreement and the documents to be delivered hereunder; (viii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement; and (ix) the Escrow Agreement duly executed by Seller. (b) Buyer shall deliver to Seller the following: (i) the Purchase Price (less the Holdback Amount) by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer on the Closing Date; (ii) the Assignment and Assumption Agreement duly executed by Buyer; (iii) the Escrow Agreement duly executed by Buyer; (iv) copies of all consents and authorizations referred to in the Disclosure Schedules to be delivered by Buyer; (v) a certificate of the Secretary of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder; and (vi) the Holdback Amount by wire transfer of immediately available funds to an account in accordance with the Escrow Agreement. ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Seller, after due inquiry. Section 3.01 Organization and Authority of Seller; Enforceability. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions Doc ID: 44e0d9fa83419719fbe292b4cf447138266eaef5b 12544ce29f1d40 7 341c b807a3a676f380be

    6 contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Section 3.02 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby. Section 3.03 Title to Purchased Assets. Seller owns and has good title to the Purchased Assets, free and clear of Encumbrances. Section 3.04 Condition of Assets. The Purchased Assets are adequate for the uses to which they are being put. Section 3.05 Financial Statements. Complete copies of the tax returns filed by Seller in each of the years 2017, 2018, 2019, 2020 and 2021 and the related bank statements and cash flow statements for the years then ended and monthly income statements (spending report) and balance sheets (net worth & balances reports) from January 2018 to the Closing Date. Section 3.06 Undisclosed Liabilities. Seller has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise with respect to the business, except those which are adequately reflected or reserved against or otherwise disclose to the Seller. Section 3.07 Disclosure Schedules. The Disclosure Schedules accurately lists Purchased Assets and Excluded Assets. Section 3.08 Intellectual Property. (a) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) websites and internet domain name Doc ID: 44e0d9fa83419719fbe292b4cf447138266eaef5b 12544ce29f1d40 7 341c b807a3a676f380be

    7 registrations; and (vi) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing). (b) The Disclosure Schedules lists Intellectual Property included in the Purchased Assets (“Purchased IP”). Seller owns or has adequate, valid and enforceable rights to use all the Purchased IP, free and clear of all Encumbrances. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased IP or restricting the licensing thereof to any person or entity. With respect to the registered Intellectual Property listed on the Disclosure Schedules, (i) all such Intellectual Property is valid, subsisting and in full force and effect; and (ii) Seller has paid all maintenance fees and made all filings required to maintain Seller’s ownership thereof. For all such registered Intellectual Property, the Disclosure Schedules lists (A) the jurisdiction where the application or registration is located; (B) the application or registration number; and (C) the application or registration date. (c) Seller’s prior and current use of the Purchased IP has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased IP. No person or entity is infringing, misappropriating, diluting or otherwise violating any of the Purchased IP, and neither Seller nor any affiliate of Seller has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation. (d) There are no actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Purchased IP of any person by Seller in the conduct of the business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Purchased IP; or (iii) by Seller or any other person alleging any infringement, misappropriation, or other violation by any person of any Purchased IP. Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such action. Seller is not subject to any outstanding or prospective governmental order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any of the Purchased IP. (e) The Disclosure Schedules contains a correct, current, and complete list of all social media accounts used by Seller in the conduct of the business. Seller has complied with all terms of use, terms of service, and other contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services in the conduct of the business (collectively, “Platform Agreements”). There are no actions settled, pending, or threatened alleging: (i) any Doc ID: 44e0d9fa83419719fbe292b4cf447138266eaef5b 12544ce29f1d40 7 341c b807a3a676f380be

    8 breach or other violation of any Platform Agreement by Seller; or (ii) defamation, any violation of publicity rights of any person, or any other violation by Seller in connection with its use of social media in the conduct of the business. (f) All IT systems are in good working condition and are sufficient for the operation of the business as currently conducted. In the past 3 years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the IT systems that has resulted or is reasonably likely to result in material disruption or damage to the business. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the IT systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements. (g) Seller has complied with all applicable laws and all publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the business. In the past 3 years, Seller has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) received any notice of any audit, investigation, complaint, or other action by any governmental authority or other person concerning the Seller’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the business, and there are no facts or circumstances that could reasonably be expected to give rise to any such action. Section 3.09 Customers and Suppliers. (a) The Disclosure Schedules sets forth with respect to the business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in the Disclosure Schedules, Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing Date, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business. (b) The Disclosure Schedules sets forth with respect to the business (i) each supplier to whom Seller has paid consideration for goods or services rendered for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in the Disclosure Schedules, Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the business or to otherwise terminate or materially reduce its relationship with the business. Doc ID: 44e0d9fa83419719fbe292b4cf447138266eaef5b 12544ce29f1d40 7 341c b807a3a676f380be

    9 Section 3.10 Assigned Contracts. The Disclosure Schedules includes each contract included in the Purchased Assets and being assigned to and assumed by Buyer (the “Assigned Contracts”). Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each Assigned Contract have been made available to Buyer. There are no disputes pending or threatened under any Assigned Contract. Section 3.11 Permits. The Disclosure Schedules lists all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained from governmental authorities included in the Purchased Assets (the “Transferred Permits”). The Transferred Permits are valid and in full force and effect. All fees and charges with respect to such Transferred Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Transferred Permit. Section 3.12 Non-foreign Status. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Section 3.13 Compliance With Laws. Seller has complied, and is now complying, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets. Section 3.14 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller: (a) relating to or affecting the Purchased Assets; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. Section 3.15 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. Section 3.16 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. Section 3.17 Insurance. The Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of liability, product liability, umbrella liability, personal property, workers’ compensation, fiduciary liability, cyber security and other casualty and property Doc ID: 44e0d9fa83419719fbe292b4cf447138266eaef5b 12544ce29f1d40 7 341c b807a3a676f380be

    10 insurance maintained by Seller or its affiliates and relating to the business and the Purchased Assets; and (b) with respect to the business or the Purchased Assets, a list of all pending claims and the claims history for Seller since January 2019. Section 3.18 Taxes. (a) All tax returns required to be filed by Seller have been, or will be, timely filed. Such tax returns are, or will be, true, complete and correct in all respects. All taxes due and owing by Seller (whether or not shown on any tax return) have been, or will be, timely paid. (b) Seller has withheld and paid each tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law. (c) No extensions or waivers of statutes of limitations have been given or requested with respect to any taxes of Seller. (d) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid. ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof. For purposes of this ARTICLE IV, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry. Section 4.01 Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms. Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of Doc ID: 44e0d9fa83419719fbe292b4cf447138266eaef5b 12544ce29f1d40 7 341c b807a3a676f380be

    11 the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby. Section 4.03 Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer. ARTICLE V COVENANTS Section 5.01 Conduct of Business Prior to the Closing. From the Signing Date until the Closing Date, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (x) conduct the business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the Signing Date until the Closing Date, Seller shall: (a) preserve and maintain all permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets; (b) pay the debts, taxes and other obligations of the business when due; (c) continue to collect accounts receivable in a manner consistent with past practice, without discounting such accounts receivable; (d) maintain the assets included in the Purchased Assets in the same condition as they were on the date of this Agreement; (e) continue in full force and effect without modification all insurance policies; (f) defend and protect the assets included in the Purchased Assets from infringement or usurpation; (g) perform all of its obligations under all Assigned Contracts; Doc ID: 44e0d9fa83419719fbe292b4cf447138266eaef5b 12544ce29f1d40 7 341c b807a3a676f380be

    12 (h) maintain the books and records in accordance with past practice; and (i) comply in all material respects with all laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets. Section 5.02 Access to Information. Until the Closing Date, Seller shall continue to (a) afford Buyer and its representatives full and free access to and the right to inspect all of the assets, premises, books and records, contracts and other documents and data related to the business; (b) furnish Buyer and its representatives with such financial, operating and other data and information related to the business as Buyer or any of its representatives may reasonably request; and (c) instruct the representatives of Seller to cooperate with Buyer in its investigation of the business. Section 5.03 Public Announcements. Prior to the Closing Date, unless otherwise required by applicable law or stock exchange requirements, neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). After the Closing Date, both parties shall be free to disclose the terms of the transaction (including the purchase price), together with information about Seller prior to the Closing Date; provided however such information shall not contain any deal terms or revenue figures pursuant to commercial agreements or partnership with such partners including (but not limited to) Chewy, Farmer’s Dog, Ollie Pets, Nom Nom, and other affiliate partners. In addition, upon or after the Closing Date, each party may send an announcement to its respective audience that will be mutually approved by Buyer and Seller. Section 5.04 Non Disparagement. Each party to this Agreement, agrees that neither it nor any of its respective agents will in any way publicly disparage, call into disrepute, defame, slander or otherwise criticize the other party or its affiliates or any of its or their products or services, in any manner that would damage the business or reputation or otherwise degrade the other party’s reputation, their products or services in the business, the community or in the pet industry. In addition, neither Seller nor any of its affiliates or agents will at any time publish or communicate to any person or entity in any public forum any defamatory or disparaging remarks, comments or statements concerning Buyer or its affiliates and its or their shareholders, directors, officers, employees, investors, existing and prospective customers, suppliers or other associated third parties. Section 5.05 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. Section 5.06 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary). Doc ID: 44e0d9fa83419719fbe292b4cf447138266eaef5b 12544ce29f1d40 7 341c b807a3a676f380be

    13 Section 5.07 Non-Compete. Seller agrees that from the Closing Date until the fourth anniversary of the Closing Date (the “Restricted Period”), neither it nor any of its members, subsidiaries or affiliates will in any manner, directly or indirectly, (i) compete with the Buyer in a Competing Business and will not, directly or indirectly, own, manage operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with any corporation, firm, entity, or business that is so engaged (ii) persuade or attempt to persuade any current or former business partner to reduce the amount of business it does with the Buyer or any affiliate of the Buyer or (iii) induce, solicit or aid or assist any employees, salespersons, agents, consultants, distributors, customers or suppliers or any of the Purchased Assets to terminate, curtail or otherwise limit their employment by or business relationship with any of the Purchased Assets. “Competing Business” shall mean a business in which 25% or more of the gross revenues for the immediately prior fiscal year is derived from either dog or cat products, including but not limited to food, training, insurance or medical or other care in North America. Seller acknowledges that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable law. Section 5.08 Non-Solicitation. During the Restricted Period, neither Seller nor any of its members, subsidiaries or affiliates shall, directly or indirectly, hire or solicit any employee, contractor or officer of Buyer during the Restricted Period, or encourage any such employee, contractor or officer to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.08 shall prevent Seller or any of its affiliates, members or subsidiaries from hiring any employee whose employment has been terminated by Buyer. Section 5.09 Further Assurances. Following the Closing Date, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder. ARTICLE VI INDEMNIFICATION Section 6.01 Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing Date. Section 6.02 Indemnification By Seller. Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, directors, officers and employees Doc ID: 44e0d9fa83419719fbe292b4cf447138266eaef5b 12544ce29f1d40 7 341c b807a3a676f380be

    14 from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys' fees and disbursements, arising from or relating to: (a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder; (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder; or (c) any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its affiliates or subsidiaries conducted, existing or arising on or prior to the Closing Date. “Third-Party Claim” shall include any action made or brought by any person who is not a party to this agreement or an affiliates of a party to this agreement or a representatives of the foregoing. For the avoidance of doubt, Seller has not made, nor shall be deemed to have made, and neither Seller nor any of its directors, stockholders, officers, employees, agents or representatives is liable for or bound in any manner by, any express or implied representations, warranties, guaranties, promises or statements pertaining to performance milestones or financial benchmarks of Seller except as specifically set forth in this Agreement or any certificate delivered at the closing by any such persons. It is understood that any performance milestones or financial benchmarks separately made available by Seller or its representatives to Buyer, are not and shall not be deemed to be or be included as representations or warranties of Seller and are not and shall not be deemed to be relied upon by the Buyer in executing, delivering and performing this Agreement and the transactions contemplated by this Agreement. Section 6.03 Indemnification By Buyer. Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys' fees and disbursements, arising from or relating to: (a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder; or (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder. Section 6.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly provide written notice of such claim to the other party (the "Indemnifying Party"). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its Doc ID: 44e0d9fa83419719fbe292b4cf447138266eaef5b 12544ce29f1d40 7 341c b807a3a676f380be

    15 sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed). Section 6.05 Payments; Indemnification Escrow Fund. (a) Once a loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VI, the Indemnifying Party shall satisfy its obligations within 15 Business Days by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party to but excluding the date such payment has been made at a rate per annum equal to 10%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed. (b) Any losses payable to the Buyer pursuant to this ARTICLE VI shall be satisfied: (i) from the Escrow Agreement; and (ii) to the extent the amount of losses exceeds the amounts available to the Buyer pursuant to the Escrow Agreement, from Seller. Section 6.06 Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law. Section 6.07 Effect of Investigation. Buyer's right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. Section 6.08 Cumulative Remedies. The rights and remedies provided in this ARTICLE VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise. ARTICLE VII MISCELLANEOUS Doc ID: 44e0d9fa83419719fbe292b4cf447138266eaef5b 12544ce29f1d40 7 341c b807a3a676f380be

    16 Section 7.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Section 7.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02): If to Seller: Clicks and Traffic LLC 5743 Clarendon Drive Naples FL 34113 E-mail: mikesagman@gmail.com Attention: Dr. Michael Sagman, with a copy to: Law Office of Conrad Willkomm, P.A. 3201 North Tamiami Trail | Second Floor Naples, FL 34103 E-mail: conrad@swfloridalaw.com Attention: Conrad Willkomm If to Buyer: Wag Labs, Inc. 55 Francisco Street, Suite 360 San Francisco, CA 94133 E-mail: legal@wagwalking.com Attention: Director of Legal with a copy to: Orrick Herrington & Sutcliffe LLP 1120 NW Couch St. Suite 200 Portland, OR 97209 E-mail: zpadgett@orrick.com Attention: Zac Padgett Doc ID: 44e0d9fa83419719fbe292b4cf447138266eaef5b 12544ce29f1d40 7 341c b807a3a676f380be

    17 Section 7.03 Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing an instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Section 7.05 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control. Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed other than the sale. No assignment shall relieve the assigning party of any of its obligations hereunder. Section 7.07 No Third-Party Beneficiaries. Except as provided in ARTICLE VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Section 7.08 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. Section 7.09 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Section 7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Doc ID: 44e0d9fa83419719fbe292b4cf447138266eaef5b 12544ce29f1d40 7 341c b807a3a676f380be

    18 Section 7.11 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Florida in each case located in Collier county and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Section 7.12 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Section 7.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity and the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Section 7.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. ARTICLE VIII TERMINATION Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing Date by Buyer by written notice to Seller if: (i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE II and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller's receipt of written notice of such breach from Buyer; or (ii) any of the conditions set forth in Article II shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Closing Date and such failure has not been cured by Seller within ten days of Seller's receipt of written notice of such breach from Buyer, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing Date. Section 8.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no Doc ID: 44e0d9fa83419719fbe292b4cf447138266eaef5b 12544ce29f1d40 7 341c b807a3a676f380be

    19 liability on the part of any party hereto except that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof. Signature Page Follows Doc ID: 44e0d9fa83419719fbe292b4cf447138266eaef5b 12544ce29f1d40 7 341c b807a3a676f380be

    20 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.   CLICKS AND TRAFFIC LLC   By_____________________ Name: Dr. Michael Sagman Title: Managing Member   WAG LABS, INC.   By_____________________ Name: Garrett Smallwood Title: CEO   Doc ID: 44e0d9fa83419719fbe292b4cf447138266eaef5b 12544ce29f1d40 7 341c b807a3a676f380be

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Title	DFA Asset Purchase Agreement
File name	2022.12.20 DFA As...se Agreement.docx
Document ID	44e0d9fa83419719fbe292b4cf447138266eaef5
Audit trail date format	MM / DD / YYYY
Status	● Signed

Document History

SENT	**12 / 21 / 2022** 22:30:30 UTC	Sent for signature to Dr. Michael Sagman (mikesagman@gmail.com) from jenny.jones@wagwalking.com IP: 131.226.35.205
VIEWED	**12 / 22 / 2022** 15:08:33 UTC	Viewed by Dr. Michael Sagman (mikesagman@gmail.com) IP: 96.66.137.185
SIGNED	**12 / 27 / 2022** 15:04:14 UTC	Signed by Dr. Michael Sagman (mikesagman@gmail.com) IP: 24.254.226.161
COMPLETED	**12 / 27 / 2022** 15:04:14 UTC	The document has been completed.

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Audit trail

Title	DFA Asset Purchase Agreement
File name	DFA Asset Purchas... (DFA Signed).pdf
Document ID	b412544ce29f1d40f7e341c4b807a3a676f380be
Audit trail date format	MM / DD / YYYY
Status	● Signed

Document History

SENT	**12 / 27 / 2022** 16:21:39 UTC	Sent for signature to Garrett Smallwood (garrett.s@wagwalking.com) from jenny.jones@wagwalking.com IP: 76.130.94.147
VIEWED	**12 / 27 / 2022** 16:25:54 UTC	Viewed by Garrett Smallwood (garrett.s@wagwalking.com) IP: 71.202.137.242
SIGNED	**12 / 27 / 2022** 16:26:11 UTC	Signed by Garrett Smallwood (garrett.s@wagwalking.com) IP: 71.202.137.242
COMPLETED	**12 / 27 / 2022** 16:26:11 UTC	The document has been completed.

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